Exhibit 99.1

MEMORANDUM

May 21, 2004

TO: Members of the Board of Directors and Executive Officers

FROM: Linda Wilk, AVP, Employee Benefits

RE: Notice of Special Blackout Period for Partners Trust

Financial Group Common Stock

As a director or executive officer of Partners Trust Financial Group, Inc. (the "Company"), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during pension plan blackout periods. The blackout period will commence at the effective date of the conversion transaction, which is expected to occur on or about July 1, 2004, and will last seven business days from the effective date of the conversion (on or about July 12, 2004). Please note the following:

  The prohibition is imposed because participants in the SBU Bank Incentive Savings Plan (the "Plan") are not permitted to enter into transactions under the Plan with respect to Company securities because the Plan requires time to administer and implement changes to participant accounts due to the conversion of Partners Trust, MHC from a mutual holding company to a fully public form of corporate structure and the subsequent exchange of shares of the Company for shares of new Partners Trust Financial Group, Inc., a Delaware corporation.
  You are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) during the blackout period described below. Your ability to trade in any equity securities of the Company will be affected during the blackout period regardless of whether you participate in the Plan.
  The prohibition on sales and other transfers described in "2." above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.
  The blackout period will commence at the effective date of the conversion, which is expected to occur on or about July 1, 2004 and will last seven business days from the effective date of the conversion (on or about July 12, 2004). These expected dates are based on the assumption that the effective date of the conversion will be on or about July 1, 2004. If the effective date of the conversion is not at the expected time, the beginning and ending dates of the blackout period will be delayed until the effective date of the conversion has been set.

If you have questions about the blackout period, contact Sandra Wilczynski, Director of Human Resources.